Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 12, 2012

Dune Energy, Inc.

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Dune Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 3,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Dune Energy, Inc. 2012 Stock Incentive Plan (the “Plan”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company; (d) the Plan; (e) the minutes of certain meetings and certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary action of the Company and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP